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                                                                    EXHIBIT 21.1



CapRock Telecommunications Corp., a Texas corporation
IWL Communications, Incorporated, a Texas corporation
CapRock Fiber Network, Ltd., a Texas limited partnership
CapRock Telecommunications Leasing Corp., a Texas corporation
CapRock Design Services, L.P., an Arizona limited partnership
CapRock Network Services, L.P., a Texas limited partnership
Spacelink Systems, Inc., a Texas corporation
Spacelink Systems FSC, Inc., a U.S. Virgin Islands corporation
IWL Communications, Ltd., a corporation organized under the laws of Russia IWL Baltija Communications (Latvia) SIA, a corporation organized under the laws of Latvia
Integrated Communications and Engineering Limited, a limited company incorporated in Scotland